Exhibit 5.1

January 22, 2002

Aether Systems, Inc.
11460 Cronridge Drive
Owings Mills, Maryland 21117

     Re:      Aether Systems, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Aether Systems, Inc., a Delaware corporation (the “Company”), in connection with a registration statement (as amended, and including prospectus supplements filed pursuant to Rule 424 of the Securities Act of 1933, the “Registration Statement”) on Form S-3 (File No. 333-74428) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of the sale by certain selling stockholders of the Company identified therein of up to 752,483 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.

     In connection with this opinion, we have examined original, reproduced or certified copies of the following documents:

     (a)       the Registration Statement;

     (b)       the Company’s Amended and Restated Certificate of Incorporation;

     (c)       the Company’s Bylaws;

     (d)       Resolutions of the Company’s Board of Directors related to the transactions pursuant to which the Shares were issued; and

     (e)       such other documents as we have deemed necessary or appropriate to render the opinion set forth herein.

     In our examination of the aforesaid documents, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

Aether Systems, Inc.
January 22, 2002

     This opinion is limited to the General Corporation Law of the State of Delaware, and no opinion is expressed on the law of any other jurisdiction. Although we are not members of the bar of the State of Delaware, we have made such examination of the General Corporation Law of the State of Delaware as we deemed necessary to render the opinion set forth herein.

     Based solely upon the foregoing, and subject to the qualifications, limitations, exceptions, and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares have been duly authorized, and the Shares are validly issued, fully paid and nonassessable.

     The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes which may thereafter be brought to our attention. Our opinion is based on statutory and judicial decisions in effect at the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy or decision which may be enacted, determined or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

WILMER, CUTLER & PICKERING

By: /s/ Mark A. Dewire Mark A. Dewire, a partner